Copyright © Expion360 2022 Issuer Free Writing Prospectus Registration No. 333 - 262285 March 2022

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Issuer Expion360 Exchange/Ticker We have applied to list on the Nasdaq Capital Market under the symbol “XPON” Transaction Size 2,145,000 shares Over - Allotment Option 321,750 shares Price Range $7.00 - $9.00 Underwriters Paulson Investment Company LLC & Alexander Capital, LP Expected Pricing Week of March 28, 2022 Use of Proceeds • Working Capital • Sales and Marketing • Debt Repayment • Research and Development • Purchases of Capital Equipment • General Corporate Purposes 3

Who We Are 4

Envision Today What Power Looks Like Tomorrow Welcome to Expion360 Expion360 is an industry expert in lithium battery products; specializing in recreational vehicles, overland and marine. Our immediate focus is on marine and RV lithium battery products, with strategic opportunities in a variety of other verticals. We are focused on sourcing, assembling and white - labelling components and finished products in our markets. 5

Location Strategy 1. Redmond, OR HQ 2. China Battery Manufacturing Suppliers 3. Redmond, OR Future Pack Assembly & Planned R&D Cell Plant Location 6

RV & Marine Target Market Welcome to Expion360 7 Compact, high - capacity and extreme reliability. Rapid conversion of market from lead acid to lithium. User centric design – Flexible & Modular . Designed for ease of placement and integration.

Our Story So Far Founded in 2016 by John Yozamp. Over 59% of equity is owned by insiders. Revenue has grown from $25K in 2016 to $1.6MM 2020 and $4.5MM in 2021. Highest growth area is RV & Marine lithium batteries. 8

Current Customers Customers 9

Current Product Focus Welcome to Expion360 RV & Marine Lithium Solutions Available variations & accessories. Sales of Expion360’s VPR 4EVER product line launched December 2020. Heavy focus on quality/price. Planned on - shoring of certain assembly, commencing in Q4 10

The Company’s branded DC mobile chargers are warrantied for two years from date of sale and its branded VPR 4EVER Classic and Platinum batteries are warrantied at gradually decreasing levels over a twelve year period from date of sale. Expected Lifespan of approximately 12 years or more, 3K - 5K charging cycles. Rugged product design with up to IP66 rated enclosures to protect our products in a variety of environments. Lithium accepts 1X the capacity in charge rate, allowing users to rapidly charge to capacity. 10X the lifespan of lead acid batteries which offer 1/10 th the charging cycles. We use ‘Lithium - Ion Phosphate chemistry’ which is generally known as one of the safest battery chemistries. User centric design – Flexible & Modular – designed for ease of placement and integration. 1 1 Product Advantages Welcome to Expion360

1 2 Unique designs and controlling molds. Aim to use best component supply choices available. IP - Planned application for IP protection for next generation BMS “Smart Talk”. On - shore pack assembly planned for Q4 2022. Long term plans to control cell manufacturing. Competitive Advantages Welcome to Expion360

E360 Home Energy Future Product Strategy Targeting low barrier price to own. Allows flexibility to move power from home to mobile products Focus on scalability & versatility. (DIY upgradable). Recurring revenue opportunity for e360 and sales partners. Plans to develop (e360 Smart Talk) for inter product communication. 1 3

Strategic Direction 14

Also founded CVT Tents, Free Spirit Tents and pioneering company Zamp Solar. John Yozamp Founder/CEO and Head of Global Sales, John Yozamp brings more than 30 years of sales and marketing experience to the business . His extensive background includes 24 years of product concept, development, and manufacturing . He has significant knowledge in selling and developing products that are intended for supplying large retailers, such as Sherman Williams, Costco, Lowes, and Home Depot . In 1996 , John was recognized in the HDTV’s top ten pick “Best New Idea” at the Chicago Hardware Show . In 2008 , John supported the # 1 item sold at the Sam’s Club individual Road Show . These are only a couple examples of his high - profile successes . He is well - known for his innovative approach , as well as his ability to foster deep and lasting relationships with key distributors, suppliers, and decision makers . His ability to demonstrate high integrity and trustworthiness has helped in cultivating valuable connections, which have been helpful in multiple business launches . In previous endeavors, John successfully founded two recreational vehicle/trailer tent companies, both of which are still in business today . Just prior to launching Expion 360 John was founder, owner and operator of one of the larger Solar Manufacturing companies in the US, Zamp Solar , focusing on the RV and off grid solar markets . About Our Founder CEO & Founder 15 John Yozamp Founder/CEO

Our Leadership Team Paul Shoun COO Expertise in project management, product development, engineering leadership, business accounting, ERP/CRM system management, web development and marketing. Paul has 30 years of engineering experience and 17 years managing a consulting firm. Served many notable customers including Daimler Trucks North America, Chrysler, Boeing, Nike IHM, Leupold & Stevens, and Intel. Brian Schaffner CFO 16 Three decades of experience in a variety of capacities, including CEO, CFO, CIO and controller roles. Has served the senior healthcare, retail, education and manufacturing markets. MBA - University of Phoenix.

Growth Through Product & Process Opportunity



Product

01 **RV & MARINE**

The 360 (12V/360Ah) has 3.5x the capacity of average RV battery and is unique in form factor.

02 **Strategic Growth: HOME ENERGY**

Exceptional market space. Target low entry price point and expandable DIY design focused around plug-and-play batteries.

Process

01 **CAPACITY DEVELOPMENT**

Preferred position to control certain manufacturing and assembly locally with new facility. Planned future recyclable design concepts.

02 **BETTER PARTNERSHIPS**

Planned technology partnerships, better sales platform (recurring revenue) , and low cost to upgrade. More focus on developing lasting personal relationships at the street level.

03 **OEM OPPORTUNITY**

We believe that our scalable design can position us to be one of the largest OEM suppliers of lithium batteries in the U.S. for RV & Marine products.

04 **DEALER RELATIONSHIPS**

Fulfilling orders to the largest RV & Marine dealerships in the nation.

05 **US CELL DEVELOPMENT**

We want to control the cell development process of certain of our products through onshoring and other initiatives. "Total vertical position"

17

Shared Opportunity 18

19 Expion360 Summary Expion360 is an industry leader for lithium batteries in the private consumer RV and Marine markets . We are experts in sourcing, assembling and white - labelling components and finished products in our space. Target Markets RV & Marine Future focus on Home & Commercial Track Record Significant year over year revenue growth Leading Products Innovative in design and function. Management Team Experienced with focused strategic plan to move forward IPO Capital Raise To Support strategic initiatives ” “ While our projections reflect our progress in RV/Marine, we also see tremendous upside with our strategic push into home energy, and commercial users who want reliable back - up solutions that are modular and simplified.

Issuer Expion360 Exchange/Ticker We have applied to list on the Nasdaq Capital Market under the symbol “XPON” Transaction Size 2,145,000 shares Over - Allotment Option 321,750 shares Price Range $7.00 - $9.00 Underwriters Paulson Investment Company LLC & Alexander Capital, LP Expected Pricing Week of March 28, 2022 Use of Proceeds • Working Capital • Sales and Marketing • Debt Repayment • Research and Development • Purchases of Capital Equipment • General Corporate Purposes 20

Thank You Contact Information Alexander Capital, LP Chris Carlin ccarlin@alexandercapitallp.com (646) 787 - 8890 Paulson Investment Company John Dalfonsi jdalfonsi@paulsoninvestment.com (949) 500 - 4930 2 1